BDO China Li Xin Da Hua
CPA Co., Ltd.

11th Floor / B Block Union Square,
Futian District, Shenzhen, P.R.China
Tel: +86-755-8290 0952
Fax: +86-755-8290 0965

May 17, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 17, 2011, to be filed by our former client, the NIVS IntelliMedia Technology Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO China Li Xin Da Hua CPA Co., Ltd.

BDO China Li Xin Da Hua CPA Co., Ltd.